UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2014

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On October 28, 2014, the Board of Directors (the “Board”) of Domtar Corporation (the “Company”) elected Mr. Domenic Pilla to the Board. Mr. Pilla has been also elected to serve on the Human Resources Committee of the Board.

Mr. Pilla is President of Shoppers Drug Mart, Canada’s leading pharmacy and beauty retailer, since 2011. Prior to 2011, he served as President of McKesson Canada, a leading provider of health care services. Prior to his tenure with McKesson Canada, Mr. Pilla held senior executive positions with RNG group and Petro Canada.

Mr. Pilla has extensive senior business leadership experience in the health care retail market and health care solutions to institutions, as well as first-hand knowledge of major M&A retail transactions, having spearheaded the sale/merger of Shoppers Drug Mart with Canada’s leading grocery retailer, Loblaw.

Mr. Pilla will serve an initial term through the 2015 annual meeting of stockholders, at which time he is expected to stand for election to a full term continuing until the annual meeting of stockholders in 2016.

Mr. Pilla, as a non-employee director, will receive the compensation described in the Company’s latest proxy statement as filed with the SEC on March 28, 2014.

There was no arrangement or understanding between Mr. Pilla and any other person pursuant to which he was selected as director. There are no family relationships between Mr. Pilla and any of the Company’s other directors or executive officers. Mr. Pilla does not have any direct or indirect material interest in any transaction which would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President, Corporate Law and Secretary

Date: October 29, 2014